UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
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On May 15, 2009, Target Corporation distributed the following to its employees:

Message from Gregg Steinhafel to All Target Team Members Worldwide

May 15, 2009

As you may have noticed, Bill Ackman of Pershing Square Capital Management held a town hall meeting earlier this week with respect to the proxy contest he has launched against the Target Board of Directors.

As we get closer to our May 28th annual shareholders meeting, I think it is important to look a little closer at our plans for Target, what we’re hearing from investment analysts, and what we believe is really behind Pershing Square’s proxy fight.  With that in mind, I encourage you to read between the lines of the attached document to learn more about these issues.

Your Board of Directors continues to unanimously believe that Target’s nominees — Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo — are the right nominees for your company.

Thank you for your dedication to making Target the preferred shopping destination for our guests.  Your vote is important in this election; we urge you to vote today using the WHITE proxy card so that your voice is heard on May 28.

If you have questions or would like further assistance in voting your Target shares, please contact either of our proxy solicitors: MacKenzie Partners, Inc. 800-322-2885 OR Georgeson 866-295-8105

Target Shareholders Should Read Between The Lines WE BELIEVE TARGET HAS THE RIGHT PLAN TO DELIVER SHAREHOLDER VALUE. Target’s nominees are part of a Board that, together with the Management Team, devised the strategy that has built Target into one of the most successful retailers in the United States. But don’t take our word for it, take a look at what analysts are saying: “Target is an emerging and compelling free-cash-flow story.”* – Michael Exstein, Credit Suisse, 8 May 2009 Many leading analysts believe that Target has responded effectively to the economic downturn. “Target is set to enjoy a period of sizable upward earnings. We believe TGT can maintain its newfound ‘belt tightening’ religion out of the recession.”* – Charles Grom, J.P. Morgan, 8 May 2009 And positioned the company to emerge an even stronger, more dynamic and innovative industry leader. “The retail consolidation will generate up-for-grabs sales over the next year, and Target will be a market-share gainer in that environment.”* – Bill Dreher, Deutsche Bank, 8 April 2009 Working together, we believe the Target Board and Management Team have laid the groundwork to deliver strong shareholder value over time. “We have great appreciation for Target’s business model, brand and its management team, which is trying to steer the retailer through an extremely difficult consumer spending and credit environment.”* – Neil Currie, UBS, 25 February 2009 WHAT IS PERSHING SQUARE’S PLAN FOR TARGET? Until it launched its proxy contest, Pershing Square consistently praised Target leadership. It was only when Target — after careful review — rejected Pershing Square’s risky real estate agenda, that Pershing Square began criticizing the Target Board. “Target is a phenomenally run company.”* – Bill Ackman, CNBC Interview, 10 September 2008 While Pershing Square claims that the proxy contest is not about its risky real estate transaction, we believe the facts suggest otherwise. “No one spends $15 million on a monster proxy battle just because he thinks that one set of independent directors will be marginally better at giving direction to existing management than the current set of independent directors.”* – Felix Salmon, Seeking Alpha, 11 May 2009 And if this proxy contest is not about Pershing Square’s risky real estate agenda, then what is the Pershing Square plan for Target? “I think the key to a proxy fight is to really present a logical plan, a plan that the mutual funds can understand, a plan that, especially in this environment, addresses the income statement.”* – Nelson Peltz, CNBC Squawk Box, 11 May 2009 When asked by shareholders, Pershing Square and its nominees do not articulate any plan. “I don’t think any of us here can tell you with certainty what the right thing to do is on credit cards. What the right thing to do is on real estate. What the right thing to do is for the retailer.”* – Bill Ackman, Pershing Square Town Hall, 11 May 2009 Vote for a Board that has a PLAN for continuing to deliver superior results, and is committed to serving the best interests of ALL Target shareholders. Vote the WHITE proxy. Important Information Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting. Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009. Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com. Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision. * Permission to use quotes neither sought nor obtained. ©2009 Target Stores. The Bullseye Design and Target are registered trademarks of Target Brands, Inc. All rights reserved.